Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Proxy Statement/Prospectus of Prologis, Inc. for the registration of 99,838,902 shares of Prologis, Inc. common stock and to the incorporation by reference therein of our reports dated February 16, 2018, with respect to the consolidated financial statements and schedule of DCT Industrial Trust Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of DCT Industrial Trust Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

June 8, 2018